U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   O'Connor, Anne E.
   7646 Linkside Drive
   Manlius, NY USA 13104-2371
2. Issuer Name and Ticker or Trading Symbol
   Skaneateles Bancorp, Inc. SKAN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/31/99
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |5/4/99|X   | |1000              |A  |12.83      |1500               |D     |                           |
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Common Stock               |5/4/99|X   | |500               |A  |19.59      |1500               |D     |                           |
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Common Stock               |      |    | |                  |   |           |10416              |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Warrants              |12.83   |5/4/9|X   | |           |100| [1] |4/1/0|Common Stock|1500   | [2]   |500         |D  |            |
                      |        |9    |    | |           |0  |     |7    |            |       |       |            |   |            |
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Warrants              |19.59   |5/4/9|X   | |           |500| [3] |4/1/0|Common Stock|1500   | [4]   |1000        |D  |            |
                      |        |9    |    | |           |   |     |8    |            |       |       |            |   |            |
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Explanation of Responses:
1. Warrants become vested over a three-year period in increments of one-third each on each anniversary of the grant date.
2. Granted under the 1995 Non-Employee Directors Warrant Plan
3. Warrants become vested over a three-year period in increments of one-third each on each anniversary of the grant date.
4. Granted under the 1995 Non-Employee Directors Warrant Plan

Anne E. O'Connor
SIGNATURE OF REPORTING PERSON
Anne E. O'Connor
DATE
6/10/99